Chrysler Group LLC Reports May 2013 U.S. Sales Increased 11 Percent; Best May Sales in Six Years

•	Best May sales since 2007

•	38th-consecutive month of year-over-year sales gains

•	Eight Chrysler Group vehicles set sales records in May; Jeep® Wrangler and Jeep Compass record their best monthly sales ever

•	Ram Truck brand sales up 24 percent; largest percentage sales gain of any Chrysler Group brand in May

•	Dodge Dart, Dodge Durango, Chrysler Town & Country and Chrysler 200 Convertible are segment award winners in Strategic Vision’s “Total Quality” awards

•	FIAT brand reaches new milestone in May as North American sales surpass 100,000 units since its reintroduction in 2011

Auburn Hills, Mich., June 3, 2013 – Chrysler Group LLC today reported U.S. sales of 166,596 units, an 11 percent increase compared with sales in May 2012 (150,041 units), and the group’s best May sales since 2007.

The Jeep, Dodge, Ram Truck and FIAT brands each posted year-over-year sales gains in May compared with the same month a year ago. The Ram Truck brand’s 24 percent increase was the largest sales gain of any Chrysler Group brand in May. Chrysler Group extended its streak of year-over-year sales gains to 38-consecutive months in May.

“Our best May sales in six years enabled us to extend our sales streak to 38-consecutive months of year-over-year sales gains,” said Reid Bigland, Head of U.S. Sales. “We continue to see strong retail sales throughout our product lineup as eight Chrysler Group vehicles set sales records in May, including best sales ever by the Jeep® Wrangler and Compass.”

The Jeep Compass’ 42 percent increase was the largest sales gain of any Jeep brand vehicle in the month. Sales of the flagship Jeep Grand Cherokee were up 21 percent in May compared with the same month a year ago, its best May sales in eight years. All Jeep brand vehicles in production recorded year-over-year sales gains in May.

Eight Chrysler Group vehicles set sales records in the month of May. The Jeep Wrangler and the Jeep Compass SUVs each recorded their best sales ever. In addition, the Dodge Avenger and Dodge Challenger, the Fiat 500, the Chrysler 200 mid-size sedan, and the Ram pickup truck were among the Chrysler Group vehicles that registered their best sales for the month of May.

Chrysler Group finished the month with a 62-days supply of inventory (398,869 units). U.S. industry sales figures for May are projected at an estimated 15.5 million units Seasonally Adjusted Annual Rate (SAAR).

May 2013 U.S. Sales Highlights by Brand

Ram Truck Brand

Ram Truck brand sales were up 24 percent, the brand’s best May sales since 2007. The Ram pickup truck set a sales record for the month of May with its 22 percent increase. It was the Ram pickup truck’s 37th-consecutive month of year-over-year sales gains. The Ram 1500 was named in May as a 2013 All-Star by Automobile Magazine for the third time in the past four years. For 2013, the new Ram 1500 offers buyers best-in-class 25 MPG Highway fuel efficiency, new technology and new features without sacrificing capability. In addition, the Ram 1500 4x4 was named “Best All-Weather Pickup Truck” by the New England Motor Press Association (NEMPA) in May. The Ram Cargo Van set a sales record for the month of May, the vehicle’s best sales month so far this year.

Dodge Brand

Dodge brand sales were up 23 percent in May, the brand’s best May sales since 2007 and its 24th-consecutive month of year-over-year sales gains. The Dodge brand sales gain was led by the Dodge Avenger mid-size sedan and the Dodge Challenger, each setting a sales record for the month of May. Sales of the Dodge Journey mid-size crossover were up 15 percent, its best May sales since 2008, while Dodge Durango full-size SUV sales were up 24 percent, the largest percentage increase of any Dodge brand model in the month. Dodge Dart sales were down 8 percent month-over-month in May, following five months of gains. The Dodge Grand Caravan had its best sales month this year and its best May sales since 2008.

The Dart and the Durango earned “Best of 2013 Total Quality™” honors in Strategic Vision’s annual Total Quality Index™ (TQI). The Dart and Durango ranked highest in their segments based on responses from owners of 2013 model-year vehicles in Strategic Vision’s quantitative study of 17,568 owners. Strategic Vision measures “Total Quality” by studying more than 440 variables that encompass positive and negative experiences, including reliability, driving excitement, emotional attachment, and overall sales and service satisfaction.

FIAT Brand

The Fiat 500 set a sales record for the month of May with its 1 percent increase. It was the vehicle’s 15th-consecutive month of year-over-year sales gains and its best sales month so far this year. In addition, the FIAT brand reached a new milestone in May as it surpassed 100,000 units sold in North America since its reintroduction in 2011.

The FIAT brand’s product lineup expands this month as the all-new 2014 Fiat 500L begins arriving in FIAT studios across the country with a starting price of $19,100 and four value-loaded models. The 500L expands the appeal of the iconic 500, with two more doors, accommodations for five passengers, best-in-class interior volume (120.1 cu. ft.) and advanced European technology.

Also coming this summer to the state of California is the all-new 2013 Fiat 500e electric vehicle. The 500e will be offered to California residents at launch with a $199 a month/$999 due at signing lease for 36 months, same as the current lease offer on a Fiat 500 Pop powered by a gas engine.

Jeep® Brand

Jeep brand sales were up 1 percent in May, the brand’s best May sales since 2000 and its best sales month so far this year. All Jeep brand models in production recorded sales gains in May compared with the same month a year ago. The Jeep Wrangler and Jeep Compass each recorded their best sales ever. Wrangler sales (16,272 units) were up 13 percent, shattering the sales record the vehicle set in June 2012. Sales of the Compass compact SUV were up 42 percent in May, the largest year-over-year percentage gain of any Jeep model in May.

The Jeep Grand Cherokee’s 21 percent increase represented its best May sales since 2005, while the Jeep Patriot’s 13 percent gain marked its best May sales since 2008. The Jeep Grand Cherokee was named the “Official Winter Vehicle of New England” for an unprecedented third-consecutive year by NEMPA in May.

Chrysler Brand

Sales of the Chrysler Town & Country minivan were up 4 percent in May, the minivan’s best May sales in three years. The Chrysler 200 mid-size sedan set a sales record for the month of May.

The Town & Country and the Chrysler 200 Convertible each earned “Best of 2013 Total Quality” honors in Strategic Vision’s annual Total Quality Index in May. Chrysler brand sales were up 4 percent month-over-month, but were down 2 percent compared with the same month a year ago. The Town & Country also took a record-breaking 12th-consecutive Polk Loyalty Award in the minivan category earlier this year. Sales of the Chrysler 300 Motown Edition started in May, a car that celebrates the passion and the music that defined the Motor City.

Chrysler Group LLC U.S. Sales Summary Thru May 2013

	Month Sales		Vol %	Sales CYTD		Vol %
Model	Curr Yr	Pr Yr	Change	Curr Yr	Pr Yr	Change
500	4,051	4,003	1%	17,562	16,702	5%
FIAT BRAND	4,051	4,003	1%	17,562	16,702	5%
200	13,278	13,250	0%	62,655	58,231	8%
300	5,011	6,101	-18%	25,165	33,830	-26%
Town & Country	10,781	10,323	4%	48,770	48,830	0%
CHRYSLER BRAND	29,070	29,674	-2%	136,590	140,891	-3%
Compass	5,276	3,720	42%	21,744	16,443	32%
Patriot	6,636	5,891	13%	31,425	27,117	16%
Wrangler	16,272	14,454	13%	61,563	56,410	9%
Liberty	201	6,859	-97%	5,894	34,447	-83%
Grand Cherokee	16,034	13,274	21%	64,170	62,611	2%
JEEP BRAND	44,419	44,198	1%	184,796	197,028	-6%
Caliber	0	1,341	-100%	45	7,987	-99%
Dart	7,448	1	NEW	38,512	1	NEW
Avenger	10,691	10,681	0%	53,436	43,457	23%
Charger	8,270	6,735	23%	42,169	37,231	13%
Challenger	5,537	4,816	15%	24,881	19,442	28%
Viper	65	0		129	20
Journey	6,663	5,789	15%	36,437	29,855	22%
Caravan	12,974	12,418	4%	49,247	58,063	-15%
Nitro	0	164		0	3,056
Durango	4,759	3,848	24%	23,715	18,151	31%
DODGE BRAND	56,407	45,793	23%	268,571	217,263	24%
Dakota	0	26		0	441
Ram P/U	31,672	26,040	22%	140,675	114,630	23%
Cargo Van	977	307	218%	3,452	2,302	50%
RAM BRAND	32,649	26,373	24%	144,127	117,373	23%

TOTAL CHRYSLER GROUP LLC	166,596	150,041	11%	751,646	689,257	9%

TOTAL CAR	54,351	46,928	16%	264,554	216,901	22%
TOTAL TRUCK	112,245	103,113	9%	487,092	472,356	3%